Exhibit 99.1

Bally Technologies, Inc. Appoints Richard Haddrill Chief Executive Officer

Michael Klayko to join the Board of Directors

LAS VEGAS—(BUSINESS WIRE)—Bally Technologies, Inc. (NYSE: BYI) (“Bally” or the “Company”), a leader in gaming machines, table game products, casino-management systems, interactive applications, and networked and server-based systems for the global gaming industry, today announced the appointment of Richard “Dick” Haddrill as Chief Executive Officer (“CEO”) of the Company, effective May 23, 2014. Haddrill will continue serving as a member of Bally’s Board of Directors (the “Board”). Ramesh Srinivasan will no longer serve as President and CEO and as a member of the Board.

Haddrill has served as a member of the Board since 2003 and Chairman of the Board since 2012. Additionally, he was the Company’s Chief Executive Officer from 2004 to 2012. David Robbins, who has been serving as the Board’s Lead Independent Director, has been appointed Chairman of the Board effective May 23, 2014. Robbins also served as Chairman from 1997 to 2010.

“The Board would like to thank Ramesh for his many years of service to Bally and for his leadership in guiding the Company through the acquisition and integration of SHFL entertainment, as well as his exemplary execution in developing Bally’s systems business,” said Robbins. “Dick’s depth of knowledge about our Company and our industry is unparalleled. As a result of his many years of being Bally’s CEO, a director and Chairman of the Board, as well as CEO of two other successful public companies, we believe that he is uniquely qualified to lead Bally through its next era of growth. We are confident that Dick, together with our executive management team, will ensure a seamless transition and execute our strategy of continuing to grow Bally into the leading provider of technology based products and services to the global gaming industry.”

“I believe that the opportunities we have ahead of us in the coming months are truly exceptional,” Haddrill said. “I am very excited to return to the leadership of Bally and to begin focusing on our many worldwide growth strategies.”

“I am very proud of our wonderful team and what we have accomplished together during the past nine years at Bally,” Srinivasan said. “I am confident that the Company is extremely well positioned to build on some fantastic opportunities.”

The Board additionally announced the appointment of Michael A. Klayko as a Class II member of the Board of Directors, effective July 1, 2014. Klayko served as the Chief Executive Officer of Brocade Communications Systems, Inc. from 2005 to 2013, a developer and manufacturer of networking products and solutions headquartered in San Jose, Calif. Klayko’s experience includes leadership roles with other technology companies, including President and CEO of Rhapsody Networks from 2001 to 2003, a developer of routers for storage-area networks. In addition, he has worked in various management and executive roles for EMC, Hewlett Packard, and IBM.

“We believe that Klayko’s significant experience in technology leadership will bring a distinct and valuable perspective to the Board,” Robbins said. “I look forward to working with him as we move forward in this next phase of leadership of Bally.”

To view a special message from new CEO Richard Haddrill, please click here.

About Bally Technologies, Inc.

Founded in 1932, Bally Technologies (NYSE: BYI) provides the global gaming industry with innovative games, table game products, systems, mobile, and iGaming solutions that drive revenue and provide operating efficiencies for gaming operators. For more information, please visit http://www.ballytech.com. Connect with Bally on Facebook, Twitter, YouTube, LinkedIn, and Pinterest.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate” and similar expressions also identify forward-looking statements.

— BALLY TECHNOLOGIES, INC. —